Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe Chief Financial Officer T: 1-345-815-9919 E: Robin.Lowe@AltisourceAMC.com

Altisource Residential Corporation Reports First Quarter 2016 Results;
Progress Continues on Growth of Single-Family Rental Portfolio

CHRISTIANSTED, U.S. Virgin Islands, May 9, 2016 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) today reported financial and operating results for the first quarter of 2016. Residential also announced the consummation of transactions during the first quarter that continued the Company's progress on growing its single-family rental (“SFR”) portfolio.

First Quarter 2016 Highlights

•	Generated estimated taxable income of $16.9 million, or $0.30 per share, and declared a $0.15 per share quarterly dividend.

•	Increased rental portfolio during the quarter by 29% to 3,531 homes, including 2,720 rented properties, 265 listed and ready for rent and 546 properties under leasehold renovation and unit turn.

◦	Consummated the acquisition of 590 single-family rental properties.

•
Completed the sale of 1,078 non-performing loans (“NPLs”) in March 2016 within approximately 1% of the balance sheet carrying value. The unpaid principal balance (“UPB”) of the NPLs sold was $384.1 million, or approximately 28% of the total remaining UPB in Residential’s loan portfolio.

•	Increased and extended the Company's repurchase and lending facilities with key lenders:

◦	Increased the repurchase facility with Credit Suisse from $275.0 million to $350.0 million on March 30, 2016.

◦	Negotiated an increase of the loan facility with Nomura from $200.0 million to $250.0 million, which closed on April 7, 2016.

•	Completed the sale of an aggregate of 686 real estate owned (“REO”) properties, representing an increase of 76% over the 389 REO properties sold in the fourth quarter of 2015.

•	Achieved average rental increases of approximately 6% on lease renewals.

•	Completed $10.0 million of stock buybacks, bringing total repurchases under the repurchase program to $35.0 million.

“In the first quarter of 2016, we continued to make strong progress on the execution of our business strategy to build a substantial SFR portfolio. I am pleased with our performance,” said Chief Executive Officer George G. Ellison. “Our most recent sale of another non-rental NPL portfolio and growing sales of non-rental REOs continue to provide liquidity for the acquisition of SFR properties. We remain focused on achieving the optimal balance between purchasing high-yielding rental homes, our liquidity position and stock repurchases.”

Strategic Update

During the first quarter of 2016, we continued to take significant steps to execute on our objective of becoming one of the top single-family REITs serving working class American families and their communities with a view to providing robust returns on equity and long-term growth for our investors. Among others, important steps taken to achieve our objective include:

•
We have had continued success executing upon our diversified single-family acquisition strategy and capitalizing on the compelling market opportunity to acquire high-yielding single-family homes at attractive prices. During the first quarter of 2016, we increased the size of our rental portfolio from 2,732 properties at December 31, 2015 to 3,531 properties at March 31, 2016, representing an increase of 29%. This increase is primarily attributable to our bulk acquisition of 590 single-family rentals from an unrelated third party. We have developed and employed internal proprietary models, which we believe give us an advantage in identifying and purchasing rental properties with optimal rental return metrics in areas that have attractive occupancy levels and rental margins. Our initial areas of focus have begun to generate attractive rental yields.

•
We continued efforts to sell certain NPLs to take advantage of attractive market pricing during the first quarter of 2016, successfully completing the sale of 1,078 NPLs at a transaction price within 1% of the carrying value of the loans. This evidences that, not only has the market for NPLs remained strong through 2015 year-end, but also that our recorded valuation of these loans is accurate. We have also accelerated the sale of our non-rental REO properties. We expect that NPL sales and non-rental REO property sales at opportune times will allow us to recycle capital to purchase pools of stabilized rental homes at attractive yields, to repurchase common stock or to utilize the proceeds for such other purposes as we may determine.

•
Our partnership with Altisource Portfolio Solutions S.A. remains a key driver of efficiency and cost management in our model, and provides the Company with a scalable, established, nationwide property management infrastructure to support our acquisition of large numbers of single-family rental properties. Importantly, our external property management structure allows the Company to achieve scale in our single-family rental portfolio without incurring the substantial costs of developing our own nationwide property management infrastructure.

•
Our lenders continue to support our SFR strategy. In March 2016, we increased the size of our repurchase facility with Credit Suisse from $275.0 million to $350.0 million and in April 2016, we increased the size of our loan facility with Nomura from $200.0 million to $250.0 million. Both facilities were extended for an additional year to March 2017 and April 2017, respectively. These amendments were in addition to the amendment and restatement of our $750.0 million repurchase facility with Wells Fargo in September 2015 that extended the termination date to September 2017.

•
As a reflection of our confidence in our long-term strategy and belief that our stock represents an attractive investment opportunity at current levels, we repurchased $10.0 million of our common stock during the first quarter. These repurchases were in addition to the $25.0 million we purchased in 2015, bringing total stock repurchases to $35.0 million. We will work to continue to strike the right balance between opportunities to acquire high-yielding rental homes, our liquidity position and additional repurchases of stock.

Residential has implemented this strategy in order to best position the Company to provide a consistent and robust return on equity for its investors.

First Quarter 2016 Financial Results

Net loss for the first quarter of 2016 totaled $45.7 million, or $0.82 per diluted share, compared to net income of $12.4 million, or $0.22 per diluted share, for the first quarter of 2015.

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, May 9, 2016 at 8:30 a.m. Eastern Time to discuss its financial results for the first quarter of 2016. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” link.

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to our stockholders; the impact of changes to the supply of, value of and the returns on sub-performing and non-performing loans and single-family rental properties; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert loans to single-family rental properties and acquire single-family rental properties generating attractive returns; our ability to predict costs; difficulties in identifying sub-performing and non-performing loans and single-family properties to acquire; our ability to effectively compete with competitors; our ability to apply the net proceeds from financings in target assets in a timely manner; changes in interest rates and the market value of the collateral underlying our sub-performing and nonperforming loan portfolios or acquired single-family properties; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. to effectively perform its obligations under various agreements with us; the failure of our servicers to effectively perform their servicing obligations under their servicing agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative or regulatory tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three months ended March 31, 2016	Three months ended March 31, 2015
Revenues:
Rental revenues	$6,071	$1,400
Net unrealized (loss) gain on mortgage loans	(42,452)	61,134
Net realized gain on mortgage loans	12,732	15,382
Net realized gain on mortgage loans held for sale	34,197	151
Net realized gain on real estate	29,401	10,608
Interest income	112	240
Total revenues	40,061	88,915
Expenses:
Residential property operating expenses	18,201	12,459
Real estate depreciation and amortization	3,601	998
Acquisition fees and costs	1,581	364
Selling costs and impairment	26,591	14,691
Mortgage loan servicing costs	11,724	18,266
Interest expense	16,416	11,643
General and administrative	2,960	4,417
Related party general and administrative	4,526	15,650
Total expenses	85,600	78,488
Other income	—	2,000
(Loss) income before income taxes	(45,539)	12,427
Income tax expense	119	3
Net (loss) income	$(45,658)	$12,424

(Loss) earnings per share of common stock - basic:
(Loss) earnings per basic share	$(0.82)	$0.22
Weighted average common stock outstanding - basic	55,380,120	57,200,889
(Loss) earnings per share of common stock - diluted:
(Loss) earnings per diluted share	$(0.82)	$0.22
Weighted average common stock outstanding - diluted	55,380,120	57,406,619

Dividends declared per common share	$0.15	$0.63

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
Assets:
Real estate held for use:
Land	$75,080	$56,346
Rental residential properties (net of accumulated depreciation of $9,948 and $7,127, respectively)	300,059	224,040
Real estate owned	329,223	455,483
Total real estate held for use, net	704,362	735,869
Real estate assets held for sale	297,074	250,557
Mortgage loans at fair value	924,543	960,534
Mortgage loans held for sale	4,045	317,336
Cash and cash equivalents	124,560	116,702
Restricted cash	17,435	20,566
Accounts receivable, net	61,038	45,903
Related party receivables	214	2,180
Prepaid expenses and other assets	1,949	1,126
Total assets	$2,135,220	$2,450,773

Liabilities:
Repurchase agreements	$846,984	$763,369
Other secured borrowings	164,097	502,599
Accounts payable and accrued liabilities	39,187	32,448
Related party payables	4,676	—
Total Liabilities	1,054,944	1,298,416

Commitments and contingencies	—	—

Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; 54,695,816 shares issued and outstanding as of March 31, 2016 and 55,581,005 shares issued and outstanding as of December 31, 2015	547	556
Additional paid-in capital	1,192,483	1,202,418
Accumulated deficit	(112,754)	(50,617)
Total equity	1,080,276	1,152,357
Total liabilities and equity	$2,135,220	$2,450,773

Non-GAAP Measures - Estimated REIT Taxable Income

Estimated REIT taxable income is a measure that the Company uses in connection with monitoring its compliance with certain REIT requirements. The Company believes that estimated REIT taxable income is useful to its investors because its dividends are determined directly by its REIT taxable income due to a REIT’s requirement to distribute at least 90% of its taxable income in each fiscal year. Estimated REIT taxable income should not be considered as an alternative to net income or net income per share as indicators of the Company's operating performance.

The following table is a reconciliation of U.S. GAAP net income to estimated REIT taxable income ($ in thousands):

	Three months ended March 31, 2016	Three months ended March 31, 2015
(Loss) income before income taxes	$(45,539)	$12,427
Add net loss of taxable REIT subsidiaries	24,110	4,947
Adjusted net (loss) income	(21,429)	17,374
Book to tax differences:
Net unrealized loss (gain) on mortgage loans	67,358	(12,649)
Net realized gain on mortgage loans	(5,276)	(2,844)
Net realized gain on re-performing mortgage loans	(21,345)	(82)
Net realized gain on real estate sold	(34,510)	(10,799)
Interest income, advances and recoveries	7,494	6,182
Depreciation and amortization	1,543	354
Valuations and impairments	14,299	10,708
Mortgage loan servicing cost	7,296	13,160
Acquisition fees and due diligence	1,578	128
Other book/tax differences, net	(119)	126
Estimated REIT taxable income (non-GAAP)	$16,889	$21,658